UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 21, 2011

CRC CRYSTAL RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-52472	86-0728263
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4952 East Encanto Street, Mesa, Arizona 85205

(Address of principal executive offices)(Zip Code)

(480) 452-3301

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On June 21, 2011, the Company entered into a License and Servicing Agreement with Infinergy, Inc. (“Infinergy”), under which the Company has agreed to an exclusive license to Infinergy for the territory of China to use the technology, know-how, and intellectual property owned and provided by the Company for the purpose of the sales and distribution of the Company’s process to convert limestone to Calcium Carbide to NuGas™ (the"NuGas™ Process").

Under the License Agreement, the Infinergy shall pay to the Company an advance of $250,000.00 against future royalty payments.  In exchange, the Company has agreed to build a fully functioning demo lab (the “CRC Demo Lab”) accompanied by a fully documented manual of instruction that both explains and proves the process of converting limestone to Calcium Carbide and then into NuGas into power through use of a generator by no later than April 30, 2012 (the "Demo Lab Obligation"). The CRC Demo Lab will be located in the USA as the property of CRC or its wholly owned designated subsidiary. If CRC is unable to fulfill the Demo Lab Obligation then the Licensee has the right at anytime thereafter and for a period of one year to convert the $250,000 Advance into shares of CRC at 40% of the average trading value of the CRC shares during the preceding 60 trading days from the date the Licensee gives notice of their desire to convert in lieu of repayment of the Advance.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
10.1	Licensing Agreement between CRC Crystal Research Corporation and Infinergy, Inc. dated June 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRC CRYSTAL RESEARCH CORPORATION

Dated: June 29, 2011	By:	/s/ Kiril A. Pandelisev
Dr. Kiril A. Pandelisev
Title: President